SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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CORVEL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 28, 2012

Dear CorVel Stockholder:

We are pleased to invite you to our 2012 Annual Meeting, which will be held at CorVel’s principal executive offices at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 2, 2012, at 1:00 p.m. Pacific Daylight Time. Voting on election of directors and other matters is also scheduled. The items to be voted on at the 2012 Annual Meeting are addressed in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on August 2, 2012: The Proxy Statement and Annual Report on Form 10-K are available at https://materials.proxyvote.com/221006.

Your vote is important. Whether or not you plan to attend the 2012 Annual Meeting, please complete and mail the enclosed proxy card to ensure that your shares will be represented at the 2012 Annual Meeting. A postage pre-paid envelope has been provided for your convenience. If you later decide to attend the Annual Meeting and wish to change your vote, you may do so simply by voting in person at the meeting. If you are a beneficial owner of our stock and wish to vote at the 2012 Annual Meeting, you will need to obtain a legal proxy from your bank or broker and bring this legal proxy to the meeting. If you hold your shares in the name of a broker, bank or other nominee, your nominee may determine to vote your shares at its own discretion, absent instructions from you. However, due to voting rules that may prevent your bank or broker from voting your uninstructed shares on a discretionary basis in the election of directors and on other non-routine matters, it is important that you cast your vote. Accordingly, please provide appropriate voting instructions to your broker or bank to ensure your vote will count.

We look forward to seeing you at our 2012 Annual Meeting.

Sincerely,

V. Gordon Clemons,
Chairman of the Board

CorVel Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 2, 2012

To the Stockholders of CorVel Corporation:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of CorVel Corporation, a Delaware corporation, will be held at our principal executive offices, at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 2, 2012, at 1:00 p.m. Pacific Daylight Time for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.  To elect the six directors named in the attached proxy statement, each to serve until the 2013 annual meeting of stockholders or until his or her successor has been duly elected and qualified;

2.  To ratify the appointment of Haskell & White LLP as our independent auditors for the fiscal year ending March 31, 2013; and

3.  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that stockholders vote FOR Proposals 1 and 2 listed above. Only stockholders of record at the close of business on June 15, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at our Annual Meeting.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the enclosed, self-addressed, postage pre-paid envelope provided for your convenience. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the closing of the polls at the Annual Meeting. If you attend the Annual Meeting and you choose to vote in person at the Annual Meeting by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. If you hold your shares in the name of a broker, bank or other nominee, please provide appropriate voting instructions to that nominee. Absent such instructions, your nominee may determine to vote your shares at its own discretion. However, due to voting rules that may prevent your bank or broker from voting your uninstructed shares on a discretionary basis in the election of directors and on other non-routine matters, it is important that you cast your vote. Accordingly, please provide appropriate voting instructions to your broker or bank to ensure your vote will count. If you wish to attend the Annual Meeting and vote shares held for you by a nominee, please be sure to obtain a legal proxy from that nominee allowing you to cast your vote in person.

The holders of a majority of the outstanding shares of our Common Stock entitled to vote must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Please return your proxy card in order to ensure that a quorum is obtained and to avoid the additional cost to us of adjourning the Annual Meeting until a later time and re-soliciting proxies.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on August 2, 2012: The Proxy Statement and Annual Report on Form 10-K are available at https://materials.proxyvote.com/221006.

By order of the Board of Directors,

RICHARD J. SCHWEPPE
Secretary

Irvine, California

June 28, 2012

YOUR VOTE IS IMPORTANT.

PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY.

CorVel Corporation

PROXY STATEMENT

Proxies are being solicited on behalf of our Board of Directors for use at the 2012 Annual Meeting of stockholders, which will be held at our principal executive offices located at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 2, 2012, at 1:00 p.m. Pacific Daylight Time, and at any adjournment(s) or postponement(s) thereof. Stockholders of record at the close of business on June 15, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) of that meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at the Annual Meeting.

On June 15, 2012, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 11,366,421 shares of our Common Stock outstanding and approximately 1,018 holders of record according to information provided by our transfer agent. No shares of our preferred stock were outstanding as of June 15, 2012. Each stockholder is entitled to one vote on all matters brought before the Annual Meeting for each share of our Common Stock held by such stockholder on the record date. Stockholders may not cumulate votes in the election of directors.

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our Common Stock entitled to vote will constitute a quorum for the transaction of business. In the election of directors under Proposal One, the six nominees receiving the highest number of affirmative votes shall be elected. The affirmative vote of the holders of our Common Stock representing a majority of the voting power present or represented by proxy at the Annual Meeting and entitled to vote is being sought for approval of Proposal Two.

All votes will be tabulated by our inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker, bank or other nominee that are represented at the Annual Meeting, but with respect to which such broker, bank or other nominee is not instructed to vote on a particular proposal and does not have discretionary voting power). Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting, but broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. With regard to Proposal One, votes marked “withhold” will not be counted towards the tabulations of votes cast on such proposal presented to the stockholders, will not have the effect of negative votes, and will not affect the outcome of the election of directors. With regard to Proposal Two, abstentions will be counted towards the tabulations of votes cast on such proposal presented to the stockholders and will have the same effect as negative votes.

If your shares are held by a bank or broker in street name, it is important that you cast your vote if you want it to count in the election of directors and any other non-routine matters proposed in this proxy statement. Voting rules may prevent your bank or broker from voting your uninstructed shares on a discretionary basis in the election of directors and any other non-routine matters. Accordingly, if your shares are held by a bank or broker in street name and you do not instruct your bank or broker how to vote in the election of directors and any other non-routine matters proposed in this proxy statement, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on routine matters, such as the ratification of the appointment of our independent registered public accounting firm and the other matters determined by the NYSE to be routine.

If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors in

Proposal One unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted as recommended by our Board of Directors with respect to Proposal Two described in the accompanying Notice and this Proxy Statement. In their discretion, the proxies named on the proxy card will be authorized to vote upon any other matter that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof. A proxy may be revoked or changed at or prior to the Annual Meeting by delivery of a written revocation or by presentation of another properly signed proxy card with a later date to our Secretary at our principal executive offices at 2010 Main Street, Suite 600, Irvine, California 92614, or by attendance at the Annual Meeting and voting in person by ballot. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you affirmatively indicate at the Annual Meeting your intention to vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain from the record holder a legal proxy issued in your name.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on August 2, 2012: The Proxy Statement and Annual Report on Form 10-K are available at https://materials.proxyvote.com/221006.

This Proxy Statement, the accompanying Notice, the enclosed proxy card and our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, were mailed on or about June 28, 2012, to stockholders of record on the record date.

Our principal executive offices are located at 2010 Main Street, Suite 600, Irvine, California 92614. Our telephone number is (949) 851-1473.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

Six individuals have been nominated to serve as our directors. Our stockholders are being asked to elect these nominees to the Board at the Annual Meeting. Our Nomination and Governance Committee selected and recommended, and the Board, including its independent directors, approved the nomination of each of the six individuals listed below for election to serve for a one-year term ending on the date of our next annual meeting of stockholders or until his or her successor has been duly elected and qualified. The term may be shorter if such individual resigns, becomes disqualified or disabled, or is otherwise removed. If these nominees are elected, the Board will consist of six persons and there will be one vacancy on the Board. The Board may fill such vacancy at any time during the year.

Unless otherwise instructed or unless the proxy is marked “withheld,” the proxy holders will vote the proxies received by them FOR the election of each of the nominees named below. Each such nominee is currently serving as a director and has indicated his or her willingness to continue to serve as a director if elected. In the event that any such nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxy holders may exercise discretionary authority to vote for a substitute person selected and recommended by our Nomination and Governance Committee and approved by the Board.

Director Nominees for Term Ending Upon the 2013 Annual Meeting of Stockholders

The names and certain information, as of May 31, 2012, about the nominees for director are set forth below:

Name	Age	Position
V. Gordon Clemons, Sr.	68	Chairman of the Board
Steven J. Hamerslag(1)(3)	55	Director
Alan R. Hoops(1)(2)	64	Director
R. Judd Jessup(1)	64	Director
Jean H. Macino(2)	69	Director
Jeffrey J. Michael(2)(3)	55	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nomination and Governance Committee.

Mr. Clemons has served as our Chairman of the Board since April 1991. He was recently reappointed as our Chief Executive Officer, President and Chief Operating Officer in April 2012 upon the resignation of Daniel Starck from those positions. He also served as our Chief Executive Officer from January 1988 until August 2007, when Mr. Starck was appointed to that office, and as our President from January 1988 until May 2006, when Mr. Starck was appointed to that office. Mr. Clemons was President of Caremark, Inc., a home intravenous therapy company, from May 1985 to September 1987, at which time Caremark was purchased by Baxter International, Inc. From 1981 to 1985, Mr. Clemons was President of INTRACORP, a medical management company and subsidiary of CIGNA Corporation. Mr. Clemons has 35 years of experience in the healthcare and insurance industries. Our Board believes Mr. Clemons is qualified to serve as Chairman of the Board given his extensive technology, industry, management and operational experience and his substantial understanding of the Company and its operations resulting from his position as our Chief Executive Officer, President, and Chief Operating Officer currently and from 1988 until 2007 and our President from 1988 until 2006.

Mr. Hamerslag has served as one of our directors since May 1991. Mr. Hamerslag has been Managing Partner of TVC Capital, a venture capital firm, since April 2006, and Managing Director of Titan Investment Partners, also a venture capital firm, since November 2002. Mr. Hamerslag served as the President and Chief Executive Officer of J2Global Communications, a publicly held unified communication services company, from

June 1999 until January 2001. Mr. Hamerslag served as the CEO of MTI Technology Corporation, a publicly held manufacturer of enterprise storage solutions, from 1987 to 1996. Our Board believes Mr. Hamerslag’s valuable business, leadership and executive management experience, particularly in the technology industry, qualifies him to serve as a director.

Mr. Hoops has served as one of our directors since May 2003. Mr. Hoops was Chairman of the Board and Chief Executive Officer of CareMore California Health Plan, a health maintenance organization, from March 2006 to August 2011. In August 2011, CareMore became a wholly-owned operating division of WellPoint, Inc. and Mr. Hoops remains Chief Executive Officer of CareMore until August 2012. Mr. Hoops has been Chairman of Benu, Inc., a regional benefits administration/marketing company since 2000. Mr. Hoops was Chairman of Enwisen, Inc., a human resources services software company, from 2001 to 2010 and Chief Executive Officer and a Director of Pacificare Health Systems, Inc., a national health consumer services company, from 1993 to 2000. Mr. Hoops has 39 years of experience in the healthcare and managed care industries. Our Board believes Mr. Hoops’ experience as the Chief Executive Officer and Director of Pacificare Health Systems, Inc., combined with his strong operational and strategic background and extensive public company experience, qualifies him to serve as a director.

Mr. Jessup has served as one of our directors since August 1997. Mr. Jessup has been Chief Executive Officer and a director of Combimatrix Corporation, a molecular diagnostics laboratory, from August 2010 to present. Mr. Jessup was Chief Executive Officer of U.S. LABS, a national laboratory which provides cancer diagnostic and genetic testing services, from 2002 to 2005. Mr. Jessup was President of the HMO Division of FHP International Corporation, a diversified health care services company, from 1994 to 1996. From 1987 to 1994, Mr. Jessup was President of TakeCare, Inc., a publicly held HMO operating in California, Colorado, Illinois and Ohio, until it was acquired by FHP. Mr. Jessup has 37 years of experience in the healthcare and managed care industries. Mr. Jessup has been a director of Superior Vision Services, a national managed vision care plan, since December 2007, a director of Accentcare since October 2005, a director of Xifin, Inc., a laboratory billing systems company, since January 2006, and a director of NovaMed, Inc. since August 1998. Our Board believes Mr. Jessup is qualified to serve as a director because he has significant executive experience with the strategic, financial, and operational requirements of large health care services organizations, including serving as an Audit Committee chair, and brings to our Board senior leadership, health industry, and financial experience.

Ms. Macino has served as one of our directors since February 2008. Ms. Macino was Managing Director of Marsh and McLennan Companies, an insurance broker and strategic risk advisor, from 1980 to 1995, and Office Head of the Newport Beach office of Marsh, Inc. from 1995 to 2005. Ms. Macino has served on the Board of Governors of Chapman University for the past ten years and currently serves as Chairman of the Governorship Committee of Chapman University. Ms. Macino has 36 years of experience in the insurance brokerage industry. Our Board believes Ms. Macino’s executive leadership experience, strong sales and marketing expertise in the insurance brokerage industry qualifies her to serve as a director.

Mr. Michael has served as one of our directors since September 1990. Mr. Michael has been President, Chief Executive Officer and a Director of Corstar Holdings, Inc., one of our significant stockholders and a holding company owning equity interests in CorVel and an independent provider of data, voice, and video services to multiple dwelling units, since March 1996. Our Board believes Mr. Michael’s experience as the President, Chief Executive Officer and Director of Corstar Holdings, Inc., combined with his strong operational and strategic background and extensive public company experience, qualifies him to serve as a director.

There are no family relationships among any of our directors, nominees or executive officers, except that Mr. Clemons, Sr. has an adult son, V. Gordon Clemons, Jr., who is currently employed as our Executive Vice President.

Corporate Governance, Board Composition and Board Committees

Independent Directors

The Board has determined that each of our current directors other than Mr. Clemons qualifies as an independent director in accordance with the published listing requirements of The Nasdaq Stock Market LLC. The Nasdaq independence definition includes a series of objective tests, such as that the director is not also one of our employees and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by us and our directors with regard to each director’s business and personal activities as they may relate to us and our management.

Board Leadership Structure, Risk Oversight and Diversity

The Board does not have a policy regarding the separation of the roles of the Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board from time to time. The Board has determined that having the Company’s current Chief Executive Officer serve as the Chairman is currently in the best interest of the Company as this structure provides leadership continuity, makes the best use of the Chairman’s extensive knowledge of the Company and its industry, and fosters greater communication between the Company’s management and the Board, while facilitating robust director, Board, and CEO evaluation processes.

In determining that we are best served by having Mr. Clemons serve as Chairman of the Board, our board considered the benefits of having the current Chief Executive Officer serve as a bridge between management and our board, ensuring that both groups act with a common purpose. Our board also considered Mr. Clemons’ knowledge regarding our operations and the industries and markets in which we compete and his ability to promote communication, to synchronize activities between our board and our senior management and to provide consistent leadership to both our board and our company in coordinating the strategic objectives of both groups.

The Company does, however, have a policy that if the Chairman of the Board of the Company does not qualify as an independent director, the independent directors of the Board will select one of the independent directors to be the “Lead Independent Director.” Since the Chairman of the Board/CEO is currently involved in the day-to-day operations of the Company, the Board of Directors has designated Mr. Jessup as the Lead Independent Director. The Lead Independent Director has the following duties and responsibilities: (a) acting as Chair of the meetings of the independent directors; (b) working with the Chairman of the Board/CEO and Corporate Secretary to ensure the Board has adequate resources, especially by way of full, timely and relevant information to support its decision-making requirements; (c) serving as a conduit of information between the independent directors and the Chairman of the Board/CEO and other members of management; (d) reviewing annually the purpose of the Committees of the Board and through the Nomination and Governance Committee, recommending to the Board any changes deemed necessary or desirable to the purpose of the Committees and whether any Committees should be created or discontinued; (e) being available as a resource to consult with other Board members on corporate governance practices and policies; and (f) such other responsibilities and duties as the Board shall designate. The Board believes that this current leadership structure, in which the office of Chairman is held by one individual and an independent director acts as Lead Independent Director, provides for dynamic Board leadership and enhances the Company’s ability to execute its business and strategic plans, while maintaining strong independence for Board decisions and oversight.

Our board oversees an enterprise-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us.

While our board has the ultimate oversight responsibility for the risk management process, various committees of our board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from our internal audit department. Risks related to our compensation programs are reviewed by the Compensation Committee and legal and regulatory compliance risks are reviewed by the Nomination and Governance Committee. Our board is advised by the committees of significant risks and management’s response through periodic updates.

We believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of CorVel; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

We believe that our Board as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, our nomination and governance committee reviews candidates in the context of the current composition of the Board and the evolving needs of our business. Our Board has adopted a formal policy with regard to the consideration of diversity in identifying director nominees and as a result, the nomination and governance committee strives to nominate directors with a variety of complementary skills and backgrounds so that as a group, our Board will possess the appropriate talent, skills, insight and expertise to oversee our business. Our Board assesses its overall effectiveness through an annual evaluation process. This evaluation includes, among other things, an assessment of the overall composition of the Board, including the diversity of its members.

Board Structure and Committees

The Board has established an audit committee, a compensation committee and a nomination and governance committee. The Board and its committees set schedules to meet throughout the year, and also can hold special meetings and act by written consent from time to time as appropriate. The independent directors of the Board also hold separate regularly scheduled executive session meetings at least twice a year at which only independent directors are present. The Board has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full Board. Each member of each committee of the Board qualifies as an independent director in accordance with the Nasdaq standards described above. Each committee of the Board has a written charter approved by the Board. A copy of each charter is posted on our website at http://www.corvel.com under the Investor Relations section. The inclusion of any website address in this Proxy Statement does not include or incorporate by reference the information on that website into this Proxy Statement or our Annual Report on Form 10-K.

Audit Committee

The audit committee of the Board reviews and monitors our corporate financial statements and reporting and our internal and external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs.

Our audit committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. In accordance with the audit committee’s charter and policies regarding transactions with related persons, all related person transactions are approved or ratified by our audit committee. Please see the information set forth under the heading “Policies and Procedures for Related Person Transactions” in this Proxy Statement for additional details about our policies regarding related person transactions. The current members of our audit committee are Messrs. Hamerslag, Hoops and Jessup. The audit committee held four meetings by telephonic conference calls and acted by unanimous written consent one time during fiscal 2012.

In addition to qualifying as independent under the Nasdaq rules described above, each member of our audit committee can read and understand fundamental financial statements, and each member currently qualifies as independent under special standards established by the SEC for members of audit committees. Our audit committee includes at least one member who has been determined by the Board to meet the qualifications of an audit committee financial expert in accordance with SEC rules. Mr. Hamerslag is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Hamerslag’s experience and understanding with respect to certain accounting and auditing matters. In this regard, please refer to the biography of Mr. Hamerslag appearing above. The designation does not impose on Mr. Hamerslag any duties, obligations or liability that are greater than are generally imposed on him as a member of our audit committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our audit committee or Board.

Compensation Committee

The compensation committee of the Board reviews and approves our general compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and stock option and other incentive compensation arrangements. In addition, our compensation committee administers the CorVel Corporation 1991 Employee Stock Purchase Plan and the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan), including reviewing and granting stock options. Our compensation committee also reviews and approves various other issues related to our compensation policies and matters. The compensation committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee consists solely of at least two independent members of the compensation committee. The current members of our compensation committee are Messrs. Hoops and Michael and Ms. Macino. The compensation committee held one meeting in person, held one meeting by telephonic conference call and acted by unanimous written consent six times during fiscal 2012.

Risk Assessment in Compensation Programs. We have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our management assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to Company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. Our egalitarian culture supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company and with all levels of employees. In most cases, the compensation policies and practices are centrally designed and administered, and are substantially identical at each business unit. Field sales personnel are paid a base salary and a sales commission, but all of our executive officers are paid under the programs and plans for non-sales employees. Certain internal groups have different or supplemental compensation programs tailored to their specific operations and goals.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of CorVel; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Nomination and Governance Committee

The nomination and governance committee of the Board reviews and reports to the Board on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, the nomination and governance committee reviews and makes recommendations to the Board regarding the size and composition of the Board and the appropriate qualities and skills required of our directors in the context of the then current make-up of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, diversity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve us and our stockholders’ long-term interests. These factors, and others as considered useful by our nomination and governance committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the nomination and governance committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors. The nomination and governance committee has a formal policy with respect to diversity in identifying director nominees and, as indicated above, diversity is one factor in the total mix of information our Board considers when evaluating director candidates.

The nomination and governance committee leads the search for and selects, or recommends that the Board select, candidates for election to the Board (subject to legal rights, if any, of third parties to nominate or appoint directors). Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to the Board typically have been suggested by other members of the Board or by our executive officers. From time to time, the nomination and governance committee may engage the services of a third-party search firm to identify director candidates. Each of the current nominees is standing for re-election at the Annual Meeting. The nomination and governance committee selected these candidates and recommended their nomination to the Board. The nomination and governance committee has not received any nominations from any stockholders in connection with this Annual Meeting. The current members of our nomination and governance committee are Messrs. Hamerslag and Michael. The nomination and governance committee held one meeting during fiscal 2012.

The Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders because Delaware law and the Company’s Amended and Restated Certificate of Incorporation and Bylaws afford shareholders certain rights related to such matters. Those corporate documents provide that the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in those corporate documents.

Although the nomination and governance committee does not have a formal policy on stockholder nominations, it will consider candidates proposed by stockholders of any outstanding class of our capital stock entitled to vote for the election of directors, provided such proposal is in accordance with the procedures set forth in Article II, Section 12 of our Bylaws and in the charter of the nomination and governance committee. Nominations by eligible stockholders must be preceded by notification in writing addressed to the Chairman of the nomination and governance committee, care of our Secretary, at 2010 Main Street, Suite 600, Irvine, California 92614, not later than (i) with respect to an election to be held at an annual meeting of stockholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting, or (ii) with respect to the election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Our Bylaws and the charter of the nomination and governance committee require that such notification shall contain the written consent of each proposed nominee to serve as a director if so elected and the following information as to each proposed nominee and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee: (a) the name and address of the nominee; (b) the name and address of the stockholder making the nomination; (c) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice; (d) the nominee’s qualifications for membership on the Board of Directors; (e) all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director pursuant to the rules and regulations of the United States Securities and Exchange Commission; (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder; (g) all other companies to which the nominee is being recommended as a nominee for director; and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as one of our directors, if elected.

All such recommendations will be brought to the attention of our nomination and governance committee. Candidates proposed by stockholders will be evaluated by our nomination and governance committee using the same criteria as for all other candidates.

Board and Committee Meetings

The Board held four meetings in person, held one meeting by telephonic conference call, and acted by unanimous written consent two times during fiscal 2012. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during fiscal 2012. Although we do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, directors are encouraged and expected to attend each of our annual meetings of stockholders in addition to each meeting of the Board and of the committees on which he or she serves, except where the failure to attend is due to unavoidable circumstances or schedule conflicts. All of our directors attended our 2011 annual meeting of stockholders.

Code of Ethics and Business Conduct

The Board has adopted a code of ethics and business conduct that applies to all of our employees, officers and directors. The full text of our code of ethics and business conduct is posted on our web site at http://www.corvel.com under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our web site identified above. The inclusion of any web site address in this proxy statement does not include or incorporate by reference the information on that web site into this proxy statement or our Annual Report on Form 10-K.

Communications from Stockholders to the Board

The Board has implemented a process by which stockholders may send written communications to the attention of the Board, any committee of the Board or any individual Board member, care of our Secretary at 2010 Main Street, Suite 600, Irvine, CA 92614. This centralized process assists the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Our Secretary, with the assistance of our Director of Legal Services, is primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board. Any communications not forwarded to the Board will be retained for a period of three months and made available to any of our independent directors upon their general request to view such communications. There were no changes in this process in fiscal 2012.

Stockholder Approval

Directors are elected by a plurality of the votes present or represented by proxy at the Annual Meeting and entitled to vote. The six nominees receiving the highest number of affirmative votes cast at the Annual Meeting will be our elected directors.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Haskell & White LLP to serve as our independent auditors for the fiscal year ending March 31, 2013, and our stockholders are being asked to ratify this appointment. Stockholder ratification of the appointment of Haskell & White LLP as our independent auditors is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the Audit Committee’s appointment of Haskell & White LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment by an affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote, the Audit Committee may reconsider whether to retain Haskell & White LLP as our independent auditors. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interest of us and our stockholders.

Representatives of Haskell & White LLP attended or participated by telephone in all meetings of the Audit Committee held during fiscal 2012. We expect that representatives of Haskell & White LLP will attend the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions posed by stockholders.

Principal Accountant Fees and Services

Audit Fees.    Audit fees as of March 31, 2012 include the audit of our annual financial statements, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements for the relevant fiscal years. Audit fees billed by Haskell & White LLP for services rendered to us in the audit of annual financial statements and the reviews of the financial statements included in our Form 10-Q quarterly reports were approximately $580,000 for fiscal year 2012 and approximately $560,200 for fiscal year 2011.

Audit-Related Fees.    Audit-related fees consist of assurance and related services provided by Haskell & White LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Fiscal 2012
Audit of the financial statements of CorVel Incentive Savings Plan	$22,000
Fiscal 2011
Audit of the financial statements of CorVel Incentive Savings Plan	$21,000

Tax Fees.    Tax fees consist of professional services rendered by our independent auditors for tax compliance, tax advice and tax planning.

Fiscal 2012
Tax consulting services	$0
Fiscal 2011
Tax consulting services	$0

All Other Fees.    Fees for a retainer, travel and other miscellaneous expenses billed by Haskell & White LLP were $21,135 during fiscal year 2012 and $122,443 during fiscal year 2011.

Determination of Independence

The Audit Committee has determined that the provision of the above non-audit services by Haskell & White LLP was compatible with their maintenance of accountant independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves and reviews audit and permissible non-audit services performed by its independent auditors as well as the fees charged by its independent auditors for such services. In its pre-approval and review of permissible non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. Under certain de minimis circumstances described in the rules and regulations of the Securities and Exchange Commission, the Audit Committee may approve permissible non-audit services prior to the completion of the audit in lieu of pre-approving such services.

Stockholder Approval

The affirmative vote of a majority of the shares of the Common Stock present or represented by proxy at the Annual Meeting and entitled to vote is being sought for ratification of the appointment of Haskell & White LLP as our independent auditors for the fiscal year ending March 31, 2013.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF HASKELL & WHITE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2013.

OTHER MATTERS

Management does not know of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with the Board of Directors’ recommendation. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” or incorporated by reference into any filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee carries out its responsibilities pursuant to its written charter, and the members of the fiscal year 2012 Audit Committee have prepared and submitted this Audit Committee report. Each Audit Committee member is considered independent because each member satisfies the independence requirements for board members prescribed by the applicable rules of Nasdaq and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Among other things, the Audit Committee oversees CorVel’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management CorVel’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2012, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements; and management’s assessment of CorVel’s internal control over financial reporting.

The Audit Committee also reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of CorVel’s accounting principles and such other matters as are required to be discussed with audit committees by Statement on Auditing Standards No. 61, Communication With Audit Committees, as may be amended, modified or supplemented. In addition, the audit committee discussed with the independent auditors their independence from management and CorVel, and has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence. Throughout the year and prior to the performance of any such services the Audit Committee also considered the compatibility of potential non-audit services with the auditors’ independence.

The Audit Committee discussed with CorVel’s independent auditors their overall approach, scope and plans for the audit. At the conclusion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of CorVel’s internal control over financial reporting and the overall quality of CorVel’s financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2012, for filing with the Securities and Exchange Commission.

The Audit Committee has also recommended the selection of Haskell & White LLP as independent auditors for the fiscal year ending March 31, 2013.

AUDIT COMMITTEE

R. Judd Jessup, Chair

Steven J. Hamerslag

Alan R. Hoops

EXECUTIVE OFFICERS OF CORVEL

The following table sets forth certain information regarding our executive officers as of May 31, 2012:

Name	Age	Position
V. Gordon Clemons, Sr.	68	Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer
Scott McCloud	45	Chief Financial Officer
Donald C. McFarlane	59	Chief Information Officer
Diane J. Blaha	57	Senior Vice President, Sales and Account Management
V. Gordon Clemons, Jr.	37	Executive Vice President

The following is a brief description of the capacities in which each of our executive officers who is not also a director has served, and other biographical information. The biography of Mr. Clemons appears earlier in this Proxy Statement under “Proposal One: Election of Directors.”

Mr. McCloud has been our Chief Financial Officer since August 2005. From June 1997 to August 2005, Mr. McCloud was our Controller. Mr. McCloud joined CorVel in June 1995 and served as Assistant Controller until his promotion to Corporate Controller in June 1997. Prior to joining CorVel, Mr. McCloud served as a staff accountant at Geffen Mesher & Co., P.C. a public accounting firm, from 1994 to 1995.

Mr. McFarlane has been our Chief Information Officer since February 2007. Before becoming Chief Information Officer, Mr. McFarlane was Vice President, Information Technology from 1995 through January 2007. Prior to joining CorVel in 1994 as a Software Development Manager, Mr. McFarlane was Vice President of Avant Software, Inc., a software consulting company. In 1988, Avant was engaged to develop CorVel’s MedCheck medical bill review system, and Mr. McFarlane served as the chief architect and project manager for this effort. Mr. McFarlane has more than 36 years of experience in computer software and operations.

Ms. Blaha has been our Senior Vice President, Sales and Account Management since November 2010. From November 2008 to November 2010, Ms. Blaha served as Vice President of Sales. From 1996 to November 2008, Ms. Blaha served as Vice President of Regional Sales. From 1994 to 1996, Ms. Blaha was an Account Executive in the Upper Midwest Region. Ms. Blaha joined CorVel in October 1992 as a Medical Case Manager until she moved into the sales and marketing team in 1994.

Mr. Clemons, Jr., the son of Mr. Clemons, Sr., has been our Executive Vice President since November 2011. Before becoming Executive Vice President, Mr. Clemons, Jr. was Senior Vice President, Strategy and Business Development from November 2010 to November 2011. From June 2009 to November 2010, Mr. Clemons, Jr., was Vice President, Network Solutions, and from March 2006 to 2007 was Vice President of Business Development. From 2002 to 2006, Mr. Clemons, Jr., served as Director of Business Development, and from 2001, when he joined the Company, until June 2002, he was a Product Manager.

Our executive officers are elected by the Board on an annual basis and serve at the discretion of the Board until their successors have been duly elected and qualified or until their earlier resignation or removal.

Executive Compensation

Compensation Discussion and Analysis

The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation table and other tables included in this proxy statement, as well as our financial statements and management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The following discussion includes statements of judgment and forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on our current expectations, estimates and projections about our industry, our business, compensation, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “ estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected performance and compensation. Actual results could differ significantly from those projected in the forward-looking statements as a result of certain factors, including, but not limited to, the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012. We assume no obligation to update the forward-looking statements or such risk factors.

Introduction

It is the responsibility of the compensation committee of our board of directors to oversee our general compensation policies; to determine the base salary and bonus to be paid each year to each of our executive officers; to oversee our compensation policies and practices as they relate to our risk management; and to determine the compensation to be paid each year to our directors for service on our board of directors and the various committees of our board of directors. In addition, the compensation committee administers our Restated Omnibus Incentive Plan (formerly the Restated 1988 Executive Stock Option Plan) with respect to stock option grants or other equity-based awards made to our executive officers. Stock options are granted to our directors automatically under the automatic option grant program of our Restated Omnibus Incentive Plan (formerly The Restated 1988 Executive Stock Option Plan) and the compensation committee does not exercise any discretion over that program. The three broad components of our executive officer compensation are base salary, annual cash incentive awards, and long term equity-based incentive awards. The compensation committee periodically reviews total compensation levels and the allocation of compensation among these three components for each of the executive officers in the context of our overall compensation policy. Additionally, the compensation committee, in conjunction with our board, reviews the relationship of executive compensation to corporate performance and relative stockholder return. The compensation committee believes that our current compensation plans are competitive and reasonable. Below is a description of the general policies and processes that govern the compensation paid to our executive officers, as reflected in the accompanying compensation tables.

General Compensation Philosophy

We operate in the medical cost containment and managed care industry. The compensation committee believes that our compensation programs for executive officers should: (a) be designed to attract, motivate and retain talented executives, (b) be competitive, and (c) reward individuals based on the achievement of designated financial targets, individual contribution, and financial performance relative to that of our competitors and market indices. Our philosophy is to focus more on equity compensation (in particular, to incentivize service within a five year timeframe for time-vesting stock options) than on annual base compensation because we believe that approach more closely aligns the interests of our executive officers with those of our stockholders. Within this philosophy, the compensation committee’s objectives are to:

•	Offer a total compensation program that takes into consideration the compensation practices of other managed care companies of similar size with which we compete for executive talent;

•	Tie an individual’s total compensation to individual and profit center performance as well as our overall financial success;

•	Provide annual cash incentive awards that take into account our overall financial performance in terms of designated corporate objectives; and

•	Strengthen the alignment of the interests of our executive officers with those of our stockholders by providing significant equity-based, long-term incentive awards.

Compensation Components and Process

The compensation committee’s conclusions on the compensation levels for our executive officers are based in part on executive compensation data, including cash compensation and long-term incentive compensation, drawn from information available in the public domain, and also the recommendations of our chief executive officer. When evaluating publicly available market data for compensation comparison purposes, the compensation committee seeks to obtain data regarding organizations considered to be comparable to us from a variety of perspectives, such as customer base, annual revenue and general industry, in order to ensure comparisons include both our relevant labor market for talent as well as business competitors.

In general, there are no other publicly-held cost containment and managed care companies within the workers’ compensation market with annual revenue similar to CorVel from which to obtain another data point in determining market levels for total compensation. The compensation committee believes, however, that the combination of published public domain survey data from survey companies such as salary.com and data from executive placement firms such as Spencer Stuart, Korn/Ferry International, and RobertHalf International with experience in the cost containment and managed care industry allows us to assess relevant external market pay practices, and to understand the range of pay practices occurring in comparable markets. These external market pay practices help inform us on the competitiveness of our compensation programs. The compensation committee does not use the services of any compensation consultant.

The compensation committee considered fiscal 2012 executive compensation on May 12, 2011, August 4, 2011, November 3, 2011, February 2, 2012, February 23, 2012 and May 24, 2012, fiscal 2011 executive compensation on May 14, 2010, June 7, 2010, August 5, 2010, November 4, 2010, February 3, 2011, February 4, 2011, February 23, 2011 and March 21, 2011, and fiscal 2010 executive compensation on May 5, 2009, August, 6, 2009, November 2, 2009, February 4, 2010, and March 9, 2010. The material considered by the compensation committee also included the historical compensation and stock option awards made to each of our executive officers. As described in more detail below, the results of each executive’s annual management by objectives plan, including a comparison of performance and job description relative to achievement and potential, were reviewed and discussed.

Summary Compensation Table

Name and Principal Position*	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation (3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
V. Gordon Clemons, Sr.	2012	$348,277	$—	$—	$87,952	$—	$—	$1,101	$437,330
Chairman of the Board, CEO,	2011	$350,000	$—	—	$299,427	—	—	$1,031	$650,458
President and Chief Operating Officer(1)	2010	$350,000	$—	—	$—	—	—	$1,404	$351,404
Daniel J. Starck	2012	$421,024	$—	$—	$324,291	$227,000	—	$1,985	$974,300
Former Chief Executive	2011	$383,736	$—	—	$466,955	$349,431	—	$1,571	$1,201,693
Officer, President and Chief Operating Officer(2)	2010	$372,708	$—		$251,466	$325,233	—	$727	$950,134
Donald C. McFarlane	2012	$187,470	$—	$—	$95,141	$41,349	—	$1,754	$325,714
Chief Information Officer	2011	$181,795	$—	—	$131,522	$53,558	—	$1,329	$368,204
	2010	$175,714	$—	—	$108,775	$52,886	—	$1,546	$338,921
Scott McCloud	2012	$154,107	$—	$—	$92,603	$40,849	—	$1,359	$288,918
Chief Financial Officer	2011	$149,618	$—	—	$89,208	$46,802	—	$1,318	$286,946
	2010	$146,426	$—	—	$83,628	$46,147	—	$1,310	$277,511
					$58,319
Diane J. Blaha	2012	$294,580	$—	$—	$87,525	$141,600	—	$755	$524,460
Senior Vice President, Sales	2011	$290,978	$—	—	$51,770	$185,897	—	$534	$529,179
and Account Management	2010	$275,000	$—	—	$111,505	$180,000	—	$534	$567,039
V. Gordon Clemons, Jr.	2012	$191,139	$—	$—	$187,744	$151,726	—	$509	$531,118
Executive Vice President	2011	$181,126	$—	—	$237,923	$224,498	—	$262	$643,809
	2010	$168,641	$—	—	$136,651	$56,834	—	$375	$362,504

*	Each of the individuals listed above are referred to in this Proxy Statement as our “named executive officers.”

(1)	Mr. Clemons was reappointed as Chief Executive Officer, President and Chief Operating Officer in April 2012 after Mr. Starck resigned from those positions.

(2)	Excludes the effect of forfeiture assumptions. The fair value of option awards shown are calculated in accordance with Topic 718, Compensation-Stock Compensation, and represent the aggregate grant date fair value of option awards granted during the year for awards that are not based on performance conditions. The value of performance awards is based on the probable outcome of the performance conditions as of the grant date. Refer to Note B, Stock-Based Compensation, in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed June 8, 2012 for the relevant assumptions used to determine the valuation of our option awards.

(3)	See the discussion under Annual Incentive Awards Plan for a description of our cash-based incentive plan awards.

(4)	Includes matching contributions by us under our 401(k) savings plan and annual premiums paid by us for the purchase of group term life insurance in an amount equal to each executive officer’s annual salary as follows:

	Fiscal Year	CorVel Contributions to Section 401(k) Plan	CorVel-Paid Life Insurance Premiums
V. Gordon Clemons, Sr.	2012	$729	$372
	2011	$700	$331
	2010	$700	$504
Daniel J. Starck	2012	$1,422	$563
	2011	$1,017	$554
	2010	$190	$537
Donald C. McFarlane	2012	$1,485	$269
	2011	$1,068	$261
	2010	$1,289	$256

	Fiscal Year	CorVel Contributions to Section 401(k) Plan	CorVel-Paid Life Insurance Premiums
Scott R. McCloud	2012	$1,139	$220
	2011	$1,103	$215
	2010	$1,099	$210
Diane J. Blaha	2012	$221	$534
	2011	$0	$534
	2010	$0	$534
V. Gordon Clemons, Jr.	2012	$225	$284
	2011	$0	$262
	2010	$243	$132

Principal Elements of Executive Compensation

Base Salary.    In determining executive compensation, we take into account overall expense control. Our board of directors approves initial annual base salary for newly hired executive officers based on comparable data for similar positions at peer companies. Our compensation committee reviews all executive officer base salaries annually, taking into account both updated peer group data in the public domain and individual performance during the previous year. We believe that adjustments should be made to base salary both to reflect market changes and to reward high performance within the confines of overall expense control.

At our annual meeting of shareholders last year, our shareholders expressed strong support for our compensation programs and the compensation of our named executive officers, with approximately a 98.8% approval rate for our management Say-on-Pay resolution. In light of this support, the Company’s continued strong performance and the continuing success of our compensation programs, the compensation committee made no significant changes to the overall design of our compensation program during fiscal year 2011. The compensation committee continuously endeavors to ensure that management’s interests are aligned with those of our shareholders and support long-term value creation.

Each of our executive officers, other than our chief executive officer, undergoes an annual performance review with our chief executive officer, and during that review develops an individual performance development plan for the upcoming year. In general, these objectives vary for each named executive officer based on his or her individual responsibilities and the business function of the group that he or she manages, and includes one or more quantitative or qualitative financial or strategic measure, including earnings per share, revenue targets, product development and implementation, customer satisfaction and acceptance, strategic planning and development, operations excellence and efficiency and productivity. In reviewing past performance, the chief executive officer and the executive officer will compare actual performance during the review year to the objectives set at the beginning of the year, taking into account other factors that may not have been anticipated when the objectives were first set. In setting objectives for the upcoming year, the chief executive officer and the executive officer will typically consider not only corporate objectives, but also the executive officer’s short and long term career objectives. To assist our compensation committee in reviewing executive officer performance in fiscal 2011 for fiscal 2012 compensation purposes, in fiscal 2010 for fiscal 2011 compensation purposes and in fiscal 2009 for fiscal 2010 compensation purposes, our chief executive officer provided the compensation committee with his analysis of the performance and potential of each executive officer ranked against each other executive officer, and made recommendations based on how well each executive officer executed on his or her individual performance development plan while also taking into account external market compensation information. The compensation committee then approved the compensation paid to executive officers.

In the case of our former chief executive officer, Daniel J. Starck, the compensation committee ranked his fiscal 2012 performance against goals set by the compensation committee in fiscal 2011, ranked his fiscal 2011 performance against goals set by the compensation committee in fiscal 2010, and ranked his fiscal 2010 performance against goals set by the compensation committee early in fiscal 2009. The compensation committee then approved the compensation to be paid to the chief executive officer.

Decisions to adjust base salaries during fiscal 2012 were made by the compensation committee on February 23, 2012, decisions to adjust base salaries during fiscal 2011 were made by the compensation committee on November 15, 2010 and February 23, 2011, decisions to adjust base salaries during fiscal 2010 were made by the compensation committee on November 2, 2009 and February 23, 2010, and all such adjustments took effect on each executive officer’s respective compensation adjustment anniversary date. Our compensation policies with respect to new hires are different as compared to annual adjustments because recruitment requires different consideration than retention. In recognition of his performance, Mr. Starck’s base salary was adjusted on November 2, 2009 following the quarterly board of directors meeting in early November 2009 where executive compensation was discussed. Mr. Starck’s base salary was also adjusted on November 15, 2010, and November 3, 2011, after his performance was reviewed. Mr. Clemons’ base salary was not adjusted during fiscal 2010 and 2011, but was decreased by 6.9% effective March 1, 2012 because of his commitment to ongoing expense control. The other executive officers’ base salaries were increased by a range of 3.0% to 4.0% during each of these prior two fiscal years, but held flat for the current 2013 fiscal year due to ongoing expense control initiatives.

Annual Cash Incentive Awards Plan.    To reinforce the attainment of our goals, we believe that a substantial portion of the annual compensation of each executive officer should be in the form of variable cash incentive pay. In parallel with its review of base salaries for executive officers, the compensation committee considers the design and structure of the executive officer annual incentive awards plan. We use annual performance-based cash incentive awards to motivate our executives to meet or exceed our company-wide short-term performance objectives. We target the market median for our annual target cash compensation levels, which provides focus on the importance of achieving our annual corporate goals. Cash incentive amounts for each executive officer are determined by the compensation committee based on the recommendation of our chief executive officer. Although we have a March 31 fiscal year end, we have calendar year budgets and annual cash incentive plans which are based on the calendar year. Cash incentive awards to the Chief Executive Officer and the other named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Annual cash incentive plan awards are designed to reward personal contributions to our success and are earned under a structured formula. Each executive has some portion of his or her annual bonus measured against individual management by objective goals, or MBOs, established for that person, which, depending on the executive officer, include revenue growth, national sales and regional vice president management, implementation, planning and strategy for software development and information technology infrastructure, and adherence to company-wide internal financial reporting and controls. The maximum amount that any executive may earn based on the MBO element is variable, with full achievement of MBOs resulting in an expected 75% payout and increasing up to a 100% payout for achievement exceeding established MBOs. For executive officers with operations responsibilities, this element comprises a lesser percentage of the annual incentive award for the individual, and for executive officers with corporate staff responsibilities, it comprises a greater percentage of the annual incentive award. We expect that the MBO’s for our executive officers will be difficult to achieve. There are no MBOs established for our Chairman of the Board, Gordon Clemons, Sr., and we do not expect to establish calendar year 2012 MBOs for him.

The calendar year 2010 MBOs for our former Chief Executive Officer, Mr. Starck, included improving our overall performance within the respective areas of network solutions and patient management services, sales and sales management, and improved information systems delivery. Mr. Starck’s bonus opportunity, which was targeted at 70% of his base salary up to a maximum payout of 110% of his base salary, was 80% dependent on our overall financial performance based on an EPS target for calendar 2010 of $2.02 and 20% dependent on his contribution toward improving our business services performance, as well as sales and sales management. Mr. Starck attained 85% of his calendar year 2010 bonus opportunity and hence, received a bonus of 92% of his base salary in an amount equal to $349,431.

The calendar year 2011 MBOs for Mr. Starck included improving overall performance with the respective areas of Enterprise Comp expansion, network solutions and patent management services, and improved information systems delivery. Mr. Starck’s bonus opportunity, which was targeted at 70% of his base salary up to a maximum payout of 110% of his base salary, was 80% dependent on our overall financial performance and 20% dependent on his contribution toward improving our business services performance, as well as sales and sales management. Mr. Starck attained 85% of his calendar year 2011 bonus opportunity and hence, received a bonus of 92% of his base salary in an amount equal to $352,431.

The calendar year 2010 MBOs for our Chief Financial Officer, Mr. McCloud, included improving our overall performance with respect to financial reporting and auditing, and Sarbanes-Oxley compliance. Mr. McCloud’s bonus opportunity, which was targeted at 25% of his base salary up to a maximum payout of 35% of his base salary, was 30% dependent on our overall financial performance based on an EPS target for calendar 2010 of $2.02 and 70% dependent on his contribution toward improving our compliance with financial reporting requirements. Mr. McCloud attained 91% of his calendar year 2010 bonus opportunity and hence, received a bonus of 32% of his base salary in an amount equal to $46,802.

The calendar year 2011 MBOs for Mr. McCloud included improving financial reporting and auditing, and Sarbanes Oxley compliance. Mr. McCloud’s bonus opportunity, which was targeted at 25% of his base salary up to a maximum payout of 35% of his base salary, was 30% dependent on our overall financial performance and 70% dependent on his contribution toward improving our compliance with financial reporting requirements. Mr. McCloud attained 90% of his calendar year 2011 bonus opportunity and hence, received a bonus of 25% of his base salary in an amount equal to $40,959.

The calendar year 2012 MBOs for Mr. McCloud will include improving audit productivity, continuing to develop field accounting standards, and strengthening operations reporting. Mr. McCloud’s bonus opportunity, which is targeted at 25% of his base salary up to a maximum payout of 35% of his base salary, will be 30% dependent on our overall financial performance and 70% dependent on his contribution toward improving our compliance with financial reporting requirements.

The calendar year 2010 MBOs for our Chief Information Officer, Mr. McFarlane, included the integration of our computer applications, the development and maintenance of our enterprise-wide computer systems, and evaluation of new technology that becomes available. Mr. McFarlane’s bonus opportunity, which was targeted at 28% of his base salary up to a maximum payout of 40% of his base salary, was 30% dependent on our overall financial performance based on an EPS target for calendar 2010 of $2.02 and 70% dependent on his contribution toward improving our computer systems. Mr. McFarlane attained 75% of his calendar year bonus opportunity and hence, received a bonus of 30% of his base salary in an amount equal to $53,558.

The calendar year 2011 MBOs for Mr. McFarlane included software deliverables, access control strategy, defining an overall IT strategy, and organizational development. Mr. McFarlane’s bonus opportunity, which was targeted at 28% of his base salary up to a maximum payout of 40% of his base salary, was 30% dependent on overall financial performance and 70% dependent on his contribution toward improving our computer systems and strategy. Mr. McFarlane attained 82% of his calendar 22% of his base salary in an amount equal to $41,349.

The calendar year 2012 MBOs for Mr. McFarlane will include strengthening key priority management process, reducing expenses, continuing medical review development, and managing development productivity. Mr. McFarlane’s bonus opportunity, which is targeted at 28% of his base salary up to a maximum payout of 40% of his base salary, will be 30% dependent on overall financial performance and 70% dependent on his contribution toward expense control and improving our computer systems and strategy.

The calendar year 2010 MBOs for our Senior Vice President of Sales, Ms. Blaha, included improving national sales team performance, and account executive and general management sales training. Ms. Blaha’s bonus opportunity, which was targeted at 50% of her base salary up to a maximum payout of 70% of her base salary, was 80% dependent on our overall financial performance based on an EPS target for calendar 2010 of $2.02 and 20% dependent on her contribution toward improving our national sales team performance and sales training for account executives and general managers. Ms. Blaha attained 96% of her calendar year 2010 bonus opportunity and hence, received a bonus of 66% of her base salary in an amount equal to $85,897.

The calendar year 2011 MBOs for Ms. Blaha included improving national sales team performance, sales strategy execution, national account management and sales training. Ms. Blaha’s bonus opportunity, which was targeted at 50% of her base salary up to a maximum payout of 70% of her base salary was 80% dependent on our overall financial performance and 20% dependent on her contributions of improving our national sales team performance, sales strategy execution, national account management and sales training. Ms. Blaha attained 72% of her calendar year 2011 bonus opportunity and hence, received a bonus of 50% of her base salary in an amount equal to $142,958.

The calendar year 2012 MBOs for Ms. Blaha will include continuing to support sales across the organization by general management, continuing broker strategy, and improving sales productivity. Ms. Blaha’s bonus opportunity, which is targeted at 50% of her base salary up to a maximum payout of 70% of her base salary, will be 80% dependent on our overall financial performance and 20% dependent on her contributions of improving our national sales team performance, sales strategy execution, national account management and sales training.

The calendar year 2012 MBOs for our Executive Vice President, V. Gordon Clemons, Jr., will include developing organizational strength, implementing productivity programs, implementing sales strategy, and evolving product management. Mr. Clemons, Jr.’s bonus opportunity, is targeted at 70% of his base salary up to a maximum payout of 100% of his base salary, will be 80% dependent on our overall financial performance and 20% dependent on his contributions of developing organization strength, implementing productivity programs, implementing sales strategy, and evolving product management. Mr. Clemons, Jr. was appointed Executive Vice President in November 2011.

Long-Term Equity-Based Incentive Awards.    The goal of our long- term, equity-based incentive awards is to serve as a long term staff retention vehicle by aligning the interests of our executive officers with our stockholders and providing each executive officer with a significant incentive to manage from the perspective of an owner with an equity stake in the business. The compensation committee administers our equity-based incentive plans for executive officers and determines the size of long-term, equity-based incentives according to each executive’s position, and sets a level it considers appropriate to create a meaningful opportunity for stock ownership. In addition, the compensation committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, and the number of unvested stock option shares held by each individual at the time of any new grant. However, there is no set formula for determining the size of a stock option award. Our chief executive officer historically has made recommendations to our board of directors and compensation committee regarding the amount of stock options and other compensation to grant to our other named executives based upon his assessment of their performance, and may continue to do so in the future. Our board of directors and compensation committee takes such recommendations into account when it approves stock option grants. Our executive officers, however, do not make any determinations as to when stock options are granted. We do not require a minimum stock ownership by our executive officers, but the compensation committee considers an executive officer’s existing stock holdings relative to performance in determining the size of awards.

Under our Restated Omnibus Incentive Plan (Formerly the Restated 1988 Executive Stock Option Plan), we have the ability to grant different forms of equity compensation, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards. We have chosen to use stock options exclusively for purposes of providing long-term incentives because we believe they best align with our objectives of providing incentives that are commensurate with total stockholder return and employee retention. Stock options provide actual economic value to the executive officer if he or she remains employed by us during the vesting period, and then only if the market price of our shares appreciates over the option term. The fair value amounts shown for stock options in the summary compensation table are calculated in accordance with Topic 718, Compensation-Stock Compensation, and represent the aggregate grant date fair value of option awards granted during the year for awards that are not based on performance conditions. Upon determination of probable outcome of the performance conditions, we record compensation expense for performance-based stock option awards based on the estimated fair value of the options on the grant date using the Black-Scholes option-pricing model. Consequently, stock options motivate executive officers by providing substantial upside compensation even though the entire amount of potential compensation is at risk. In the future, we may choose to grant different forms of equity compensation particularly if the use of such different forms of compensation become more prevalent at companies with which we compete or from which we intend to recruit personnel. Other factors that may lead us to provide different forms of equity compensation include, but are not limited to, the executives’ perceived value of one form of equity compensation over another, the potential effect of stockholder dilution, and the financial statement cost of one form of equity compensation over the other. Under our Restated 1991 Employee Stock Purchase Plan, we also provide eligible employees who work more than 25 hours per week with the ability to purchase shares of common stock, through payroll deduction, at a pre-determined discount to the closing price at the end of a six month purchase period. For fiscal 2012, fiscal 2011 and fiscal 2010, our board of directors set the maximum permitted payroll deduction for the purposes of the Restated 1991 Employee Stock Purchase Plan at 20% of salary, and set the pre-determined discount at 5% of the closing price at the end of the purchase period.

Stock options provided to executive officers are typically granted pursuant to action by unanimous written consent of the compensation committee executed by the compensation committee members in person on the same day as each regularly scheduled quarterly meeting of the board of directors in conjunction with ongoing review of each executive officer’s individual performance, unless the executive officer is a new hire or other individual performance considerations are brought to the attention of our compensation committee during the course of the year. Such meetings are usually scheduled well in advance of the meeting, without regard to earnings or other major announcements by us. We intend to continue this practice of approving stock-based awards concurrently with regularly scheduled meetings, unless earlier approval is required for new hires, new performance considerations or retention purposes, regardless of whether or not our board of directors or compensation committee knows material non-public information on such date. We have not timed, nor do we intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation. The grant date of our stock options is the date our board of directors or compensation committee meets to approve such stock option grants, which also is the date our compensation committee executes its action by unanimous written consent regarding such approval. In accordance with our Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan), the exercise price of all options is set at the closing price of our common stock as reported by the Nasdaq Global Select Market on the day of grant.

Material terms of options granted to our named executive officers in fiscal 2012, fiscal 2011, and fiscal 2010 typically included: (a) exercise price equal to the closing market value as quoted by the Nasdaq Global Select Market on the date of grant; (b) vesting of 25% one year from the grant date and then continued vesting in a series of thirty-six (36) equal installments over the remaining balance of the four-year period, contingent on the executive officer’s continued service; (c) a term no longer than five years from the date of grant; and (d) to the extent not already exercisable, the options become exercisable in full on an accelerated basis upon (i) a sale of assets, (ii) a merger in which we do not survive or (iii) a reverse merger in which we survive but ownership of 50% or more of the voting power of our stock is transferred, unless the option is assumed or replaced with a comparable option by the successor corporation. The options we granted prior to July 1, 2006, are also subject to “limited stock appreciation rights” pursuant to which the options, to the extent exercisable at the time a hostile tender offer occurs, will automatically be canceled in return for a cash payment equal to the tender-offer price minus the exercise price multiplied by the number of shares for which the option was exercisable. Although stock options granted to our executive officers typically contain time-vesting provisions, on one occasion in each of fiscal 2012, fiscal 2011, and fiscal 2010, our compensation committee awarded stock options with performance vesting provisions to Messrs. Starck, McFarlane, McCloud, Clemons Jr., and Ms. Blaha which will vest based on the achievement of certain performance criteria, approved by our board of directors and compensation committee, relating to earnings growth. Ms. Blaha also received a stock option award in fiscal 2009 which will vest based on achievement of certain performance criteria, approved by our board of directors and compensation committee, relating to business unit revenue growth. The calendar year 2011 EPS target for performance options granted on November 2, 2009 was $2.22, and for performance options granted on December 6, 2010 was $2.56, and the calendar year 2010 EPS target was $2.02. We do not publicly disclose the other specific performance target levels and related criteria because they constitute highly confidential commercial or financial information. We believe that disclosing such other target levels and related criteria would provide competitors with insights into our operational strategy and would therefore cause us substantial competitive harm. We decided to grant the performance-based stock options as part of our decision to pursue a new compensation strategy of aligning equity compensation with our earnings and revenue performance.

In fiscal 2012, we granted stock option awards for 149,075 shares to all full-time employees, including 56,250 shares to executive officers, or less than 2% of our outstanding common stock. Options granted to executive officers on May 12, 2011, August 4, 2011 and November 3, 2011 were all approved by unanimous written consent of our compensation committee executed by the compensation committee members in person on the same day as the regularly scheduled board meeting on such date. Executive officers received stock option grants in each of fiscal 2012, 2011 and 2010 for incentive purposes.

As part of their ongoing performance reviews, in May 2011, Messrs. Starck, McFarlane, McCloud, and Clemons, Jr. each were granted options to purchase 2,500 shares, 375 shares, 250 shares, and 625 shares, respectively, of our common stock at an exercise price of $49.56. These options vest 25% on the first anniversary of the grant date, and the remaining 75% of the shares vest in 36 successive equal monthly installments upon completion of each month of service after the anniversary of the grant date, and terminate five years from grant.

In November 2011, the compensation committee reviewed its guidelines for long-term incentive awards for all eligible participants and specifically the performance based stock option awards for each of the named executive officers. These awards were granted within general parameters established for executive officer compensation and based on each officer’s respective position and set at a level considered appropriate to create a meaningful opportunity for stock ownership. In addition, the compensation committee takes into account an individual’s recent performance, his or her potential for future responsibility and promotion, and the number of unvested stock option shares held by each individual at the time of any new grant.

If the board of directors determined that an executive officer has engaged in fraudulent or intentional misconduct, and if the misconduct resulted in a significant restatement of our financial results, we expect that we would, among other disciplinary action, seek reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. This remedy would be in addition to, and not in lieu of, other disciplinary actions and any actions imposed by law enforcement agencies, regulators or other authorities.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	All Other Option: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($/Sh)(2)	Awards ($)(2)(3)
V. Gordon Clemons, Sr.	8/4/2011	$—	$—	$—	—	—	—	—	5,000	$43.73	$87,952
Chairman of the Board, CEO, President and Chief Operating Officer
Daniel J. Starck	5/12/2011	—	—	—	—	—	—	—	2,500	$49.56	$50,775
Former CEO,	11/3/2011	—	—	—	—	—	12,000	—	—	$52.76	$273,516
President and Chief Operating Officer
Donald C. McFarlane	5/12/2011	—	—	—	—	—	—	—	375	$49.56	$7,616
Chief Information Officer	11/3/2011	—	—	—	—	—	4,000	—	—	$52.76	$87,525
Scott R. McCloud	5/12/2011	—	—	—	—	—	—	—	250	49.56	$5,077
Chief Financial Officer	11/3/2011	—	—	—	—	—	4,000	—	—	52.76	$87,525
Diane Blaha	11/3/2011	—	—	—	—	—	4,000	—	—	$52.76	$87,525
Senior Vice President, Sales and Account Management		—	—	—	—	—	—	—	—
V. Gordon Clemons Jr.	5/12/2011	—	—	—	—	—	—	—	625	$49.56	$12,694
Executive Vice President	11/3/2011	—	—	—	—	—	8,000	—	—	$52.76	$87,525

(1)	The threshold and target will not be determinable until the completion of calendar year 2012.

(2)	See Note B, Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed June 8, 2012 for the relevant assumptions used to determine the valuation of our option awards.

(3)	The exercise price of the option award is equal to the closing price of our common stock as reported by the Nasdaq Global Select Market on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
V. Gordon Clemons, Sr.	0	5,000	—		$43.73	8/4/2016	—	—	—	—
Chairman of the Board, CEO,	4,167	5,833	—		35.20	7/7/2015	—	—	—	—
President and Chief Operating Officer	4,583	5,417	—		36.55	5/14/2015	—	—	—	—

Daniel J. Starck	0	0	12,500	(3)	52.76	11/3/2016	—	—	—	—
Former CEO, President and	0	2,500	0		49.56	5/12/2016	—	—	—	—
Chief Operating Officer	2,908	0	12,092	(3)	46.14	12/6/2015	—	—	—	—
	792	1,208	0		40.16	8/5/2015	—	—	—	—
	4,583	5,417	0		36.55	5/14/2015	—	—	—	—
	6,000	0	8,000	(3)	28.92	11/2/2014	—	—	—	—
	187	500	0		25.82	11/3/2013	—	—	—	—
	312	521	0		30.00	8/14/2013	—	—	—	—
	125	83	0		32.44	5/6/2013	—	—	—	—
	104	0	0		25.10	2/4/2013	—	—	—	—

Donald C. McFarlane	0	0	4,000	(3)	52.76	11/3/2016	—	—	—	—
Chief Information Officer	0	375	0		49.56	5/12/2016	—	—	—	—
	1,163	0	4,837	(3)	46.14	12/6/2015	—	—	—	—
	238	362	0		40.16	8/5/2015	—	—	—	—
	275	325	0		36.55	5/14/2015	—	—	—	—
	4,800	0	3,200	(3)	28.92	11/2/2014	—	—	—	—
	485	265	0		25.42	8/6/2014	—	—	—	—
	6,000	0	0		19.79	2/24/2004	—	—	—	—
	625	125	0		25.82	11/3/2013	—	—	—	—
	672	478	0		30.00	8/14/2013	—	—	—	—
	767	33	0		32.44	5/6/2013	—	—	—	—
	1,000	0	0		25.10	2/4/2013	—	—	—	—
	1,000	0	0		25.30	10/29/2012	—	—	—	—

Scott R. McCloud	0	0	4,000	(3)	52.76	11/3/2016	—	—	—	—
Chief Financial Officer	0	250	0		49.56	5/12/2016	—	—	—	—
	775	0	3,225	(3)	46.14	12/6/2015	—	—	—	—
	158	242	0		40.16	8/5/2015	—	—	—	—
	229	271	0		36.55	5/14/2015	—	—	—	—
	3,600	0	2,400	(3)	28.92	11/2/2014	—	—	—	—
	485	265	0		25.42	8/6/2014	—	—	—	—
	5,000	0	0		19.79	2/24/2014	—	—	—	—
	417	83	0		25.82	11/3/2013	—	—	—	—
	448	52	0		30.00	8/14/2013	—	—	—	—
	479	21	0		32.44	5/6/2013	—	—	—	—
	400	0	0		25.10	2/4/2013	—	—	—	—
	376	0	0		25.30	10/29/2012	—	—	—	—
	400	0	0		26.85	8/2/2012	—	—	—	—
	250	0	0		27.15	5/10/2012	—	—	—	—

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Diane J. Blaha	0	0	4,000	(3)	52.76	11/3/2016	—	—	—	—
Senior Vice President, Sales and	388	1,612	0		46.14	12/6/2015	—	—	—	—
Account Management	158	242	0		40.16	8/5/2015	—	—	—	—
	229	271	0		36.55	5/14/2015	—	—	—	—
	4,800	0	3,200	(3)	28.92	11/2/2014	—	—	—	—
	646	354	0		25.42	8/6/2014	—	—	—	—
	5,000	0	0		19.79	2/24/2014	—	—	—	—
	3,708	2,292	0		20.37	2/5/2014	—	—	—	—
	0	0	5,000	(4)	20.37	2/5/2014	—	—	—	—
	31	0	0		27.03	7/9/2012	—	—	—	—

V. Gordon Clemons, Jr.	0	0	8,000	(3)	52.76	11/3/2016	—	—	—	—
Executive Vice President	0	625	0		49.56	5/12/2016	—	—	—	—
	2,132	0	8,868	(3)	46.14	12/6/2015	—	—	—	—
	396	604	0		40.16	8/5/2015	—	—	—	—
	458	542	0		36.55	5/14/2015	—	—	—	—
	3,000	0	4,000	(3)	28.92	11/2/2014	—	—	—	—
	646	354	0		25.42	8/6/2014	—	—	—	—
	5,000	0	0		19.79	2/24/2014	—	—	—	—
	2,240	260	0		30.00	8/14/2013	—	—	—	—
	1,198	52	0		32.44	5/6/2013	—	—	—	—
	2,400	0	0		25.10	2/4/2013	—	—	—	—
	1,000	0	0		25.10	2/4/2013	—	—	—	—

(1)	Options become exercisable for 25% of the option shares one year from the grant date and thereafter the remaining shares become exercisable in 36 equal monthly installments.

(2)	The expiration date of each option award is five years after the date of grant.

(3)	Options become exercisable based on achievement of certain performance criteria related to earnings growth.

(4)	Options become exercisable based on achievement of certain performance criteria related to business unit revenue growth.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
V. Gordon Clemons, Sr.	0	0	—	$—
Chairman of the Board and Current Executive Officer, President and Chief Operating Officer
Daniel J. Starck	47,668	1,259,872	—	—
Former Chief Executive Officer, President and Chief Operating Officer
Donald C. McFarlane	5,075	96,004	—	—
Chief Information Officer
Scott R. McCloud	1,687	28,352	—	—
Chief Financial Officer
Diane J. Blaha	3,000	74,706	—	—
Senior Vice President, Sales and Account Management
V. Gordon Clemons, Jr.	2,750	59,350	—	—
Executive Vice President

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

Perquisites

Our executives are entitled to the same perquisites as all employees and generally do not receive additional perquisites because they hold executive positions. All employees that participate in our 401(k) plan receive a discretionary matching contribution from us in an amount equal to a percentage of the employee’s first 6% of contribution as approved by our board of directors in its sole discretion on an annual basis. All full-time employees are eligible to participate in our Restated 1991 Employee Stock Purchase Plan, which in fiscal 2012, fiscal 2011, and fiscal 2010 provided a 5% discount from market price on the last day of the purchase period. Our health and life insurance plans are the same for all employees. We typically offer reimbursement to newly hired executive officers for relocation costs.

Post-Employment Compensation

We do not provide pension arrangements, non-qualified deferred compensation, or post-retirement health coverage for our executives or employees. All full-time employees are eligible to participate in our 401(k) plan. In any plan year, our board of directors in its sole discretion decides whether or not to contribute to each participant’s account a matching contribution equal to a percentage of the first 6% of the participant’s compensation that has been contributed to the plan. All of our executive officers, except for Ms. Blaha, participated in the plan during fiscal 2012, fiscal 2011, and fiscal 2010 and received matching contributions.

Employment Contracts, Termination of Employment and Change-In-Control Agreements

Employment Contracts.    We do not have employment contracts with any of our named executive officers other than Messrs. Clemons and Starck. On January 26, 1988, we along with Corstar Holdings, Inc. (formerly North Star) entered into an employment agreement with Mr. Clemons. The agreement became effective on February 15, 1988 and has an indefinite term. The agreement initially provided Mr. Clemons with an annual salary of $250,000, payable in semi-monthly installments. Mr. Clemons may terminate the agreement at any time on four months’ notice and we may terminate the agreement at any time with or without cause. If Mr. Clemons is terminated without cause, we are required to pay Mr. Clemons his salary for one year after such termination, less any other employment compensation received by Mr. Clemons during such one year period. The compensation committee approved an increase in Mr. Clemons’ annual salary to $350,000, effective January 1, 2002.

We entered into an employment agreement effective May 26, 2006 with Mr. Starck in connection with his appointment as our President and Chief Operating Officer. Mr. Starck recently resigned effective April 2, 2012. Pursuant to the terms of this employment agreement, Mr. Starck received an initial annual base salary of $330,000, subject to periodic review and adjustment. For the remainder of calendar year 2006, Mr. Starck was eligible to receive, in our sole discretion, a guaranteed bonus of $75,000, provided that he completed at least six months of employment with us before the end of calendar year 2006, and he was eligible to receive, in our sole discretion, an additional bonus of up to $75,000 based upon certain performance criteria determined by our board of directors. For calendar year 2007 and each calendar year thereafter during the term of the employment agreement, Mr. Starck was eligible to receive, in our sole discretion, a discretionary annual bonus of up to 70% of his annual base salary upon meeting certain expectations such as earnings and business unit revenue targets, or up to 110% of his annual base salary for exceeding such expectations. The bonus amount was based on the following factors: (1) our financial performance as determined and measured by our board of directors; and (2) Mr. Starck’s achievement of management targets and goals as set by the board of directors.

In the event of a corporate change in control transaction, each outstanding stock option granted under the Discretionary Option Grant Program of our Restated Omnibus Incentive Plan will automatically become exercisable as to all of the option shares immediately prior to the effective date of the corporate change in control transaction. However, no acceleration will occur if and to the extent: (a) such option is either to be assumed by the successor corporation or parent thereof or replaced by a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, (b) such option is to be replaced with a cash incentive program of the successor corporation designed to preserve the option spread existing at the time of the corporate change in control transaction and incorporating the same vesting schedule applicable to the option or (c) acceleration of such option is subject to other applicable limitations imposed by the compensation committee at the time of grant.

The compensation committee, as the administrator of our Restated Omnibus Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding stock options held by any of our named executive officers in connection with certain changes in control or the subsequent termination of the officer’s employment following a change in control.

Summary Termination Table.    The following table summarizes each executive officer’s present estimated entitlement to severance and the potential value of stock option acceleration upon a termination other than for cause, a termination within 60 days after a reduction in salary and a termination following a change in control, as if such termination occurred on March 31, 2012. The potential value of accelerated stock option vesting is based on the closing price of our stock on March 31, 2012 and is in addition to the value of vested stock options shown in the "Option Exercises and Stock Vested" table above. These termination provisions were individually negotiated with Mr. Clemons and Mr. Starck for recruitment and retention purposes.

	Termination Other than for Cause-No Change of Control		Termination Within 60 days After Reduction in Salary		Termination After a Change in Control
Name	Cash	Value of Accelerated Option Vesting	Cash	Value of Accelerated Option Vesting	Cash	Value of Accelerated Option Vesting(2)	Number of Shares Subject to Accelerated Vesting
V. Gordon Clemons, Sr.	$350,000	N/A	N/A	N/A	N/A	$45,450	11,250
Daniel J. Starck(1)	$170,000	N/A	$170,000	N/A	N/A	$118,659	14,521
Donald C. McFarlane	N/A	N/A	N/A	N/A	N/A	$42,800	4,026
Scott R. McCloud	N/A	N/A	N/A	N/A	N/A	$32,906	3,092
Diane J. Blaha	N/A	N/A	N/A	N/A	N/A	$183,471	11,117
V. Gordon Clemons, Jr.	N/A	N/A	N/A	N/A	N/A	$53,771	5,208

(1)	Mr. Starck, our former Chief Executive Officer, President, and Chief Operating Officer was entitled to certain “gross up” payments not to exceed $500,000 to offset any applicable excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. Mr. Starck resigned effective April 2, 2012.

(2)	Represents the value of “in the money” accelerated options that vest upon termination other than for cause as of March 31, 2012 as if exercised at $39.89, which was the closing price of our stock on that date.

We believe that the payment of compensation and the acceleration of unvested options in these circumstances is a common practice in comparable companies, and is justifiable from both a recruitment and retention perspective. We also believe that the amount of severance is within the range typically seen in comparable companies, and that we would experience difficulties attracting and retaining executives in the absence of severance arrangements that are at least as attractive as those that we offer.

Principal Elements of Director Compensation

Compensation of Directors

Each non-employee director received an amount equal to $3,000 in fiscal 2012 for each board of directors meeting attended in person, as well as reimbursement for all associated travel expenses, and $1,000 for each telephonic board of directors meeting and each in-person or telephonic committee meeting attended provided it was not in conjunction with a duly convened board of directors meeting Other than the Chairman of the audit committee, who in fiscal 2012 received $1,000 for each audit committee meeting attended and an annual retainer of $4,000 for other services performed in his capacity as Chairman of the audit committee, the directors did not receive fees for any other director services during fiscal 2012. These amounts were determined and approved during a telephonic meeting held on April 24, 2006, by the nomination and governance committee based on their prior experience and ratified by the compensation committee. In the future, any adjustments to director compensation will be approved by the compensation committee.

Pursuant to the change to our Restated Omnibus Incentive Plan approved by shareholders at the last annual shareholders meeting, the Board eliminated the automatic option grants under the Restated Omnibus Incentive Plan and replaced them with discretionary stock options because as we repurchase more shares of our common stock under our publicly disclosed share repurchase program the number of shares of common stock underlying the automatic option grants resulted in the grant of a disproportionately higher percentage of our total common stock outstanding. Accordingly, the number of shares granted under the discretionary option program for non-employee directors will be based on how many shares have been repurchased under the Company’s stock repurchase program as of the date of grant. Consequently, during fiscal 2012 each non-employee director, Messrs. Hamerslag, Hoops, Jessup, and Michael and Ms. Macino, received a discretionary stock option grant for 3,000 shares on August 4, 2011 at an exercise price equal to the fair market value on such date. Each such grant has a maximum term of ten years measured from the grant date, and becomes exercisable in a series of four equal and successive installments over the optionee’s period of service on the board of directors, with the first such installment to become exercisable twelve months after the grant date. On the date of this year’s annual shareholders meeting, the compensation committee is expected to grant each non-employee director a discretionary stock option to purchase shares of common stock at an exercise price equal to the fair market value on such date and in an amount based upon how many shares have been repurchased under the Company’s stock repurchase program as of the date of grants. Each such grant has a maximum term of ten years measured from the grant date, and becomes exercisable in a series of four equal and successive installments over the optionee’s period of service on the board of directors, with the first such installment to become exercisable twelve months after the grant date.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Steven J. Hamerslag	$16,000	$—	$52,771	$—	$—	$—	$68,771
Alan R. Hoops	17,000	—	52,771	—	—	—	69,771
R. Judd Jessup	28,000	—	52,771	—	—	—	80,771
Jean H. Macino	13,622	—	52,771	—	—	—	66,393
Jeffrey J. Michael	17,013	—	52,771	—	—	—	69,784

(1)	V. Gordon Clemons, Sr., the chairman of our board of directors, has been omitted from this table as he receives no additional compensation for serving on our board of directors.

(2)	The fair value of option awards shown are calculated in accordance with Topic 718, Compensation-Stock Compensation, and represent the aggregate grant date fair value of option awards granted during the year. See Note B, Stock-Based Compensation, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed June 8, 2012, for the relevant assumptions used to determine the valuation of our option awards.

(3)	Aggregate option awards outstanding as of March 31, 2012, the last day of our most recent fiscal year, that have been granted under the automatic option grant program of our Restated Omnibus Incentive Plan to each of our non-employee directors are as follows: Mr. Hamerslag- 23,436 shares, Mr. Hoops- 35,248 shares, Mr. Jessup- 46,500 shares, Ms. Macino- 14,250 shares, and Mr. Michael- 46,500 shares.

Impact of Accounting and Tax Treatment of Compensation

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to our executive officers during fiscal 2012 did not exceed the $1.0 million limit per officer, and we do not expect the non-performance-based compensation to be paid to our executive officers during fiscal 2013 to exceed that limit. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we do not expect to take any action to limit or restructure the elements of cash compensation payable to our executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). We will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level. With respect to Mr. Starck’s compensation, we agreed to certain “gross up” payments not to exceed $500,000 to offset any applicable excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

Compensation Committee Interlocks and Insider Participation

Messrs. Hamerslag, Hoops and Michael served as members of the compensation committee during fiscal year 2012. Mr. Michael is the President and Chief Executive Officer of Corstar Holdings, Inc., a beneficial owner of more than 10% of the outstanding shares of our common stock. No member of the compensation committee was, during fiscal 2012, an employee or officer of ours or was formerly an officer of ours.

During fiscal 2012, no current executive officer of ours served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of our board of directors or compensation committee.

Report of the Compensation Committee of the Board of Directors

The compensation committee of the board of directors has reviewed and discussed CorVel’s compensation discussion and analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in CorVel’s definitive proxy statement on Schedule 14A for its 2012 annual meeting of stockholders, and be incorporated by reference in CorVel’s annual report on Form 10-K for the fiscal year ended March 31, 2012, each as filed with the Securities and Exchange Commission.

The foregoing report was submitted by the compensation committee of the board of directors and shall not be deemed soliciting material or filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C promulgated by the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities Exchange Act of 1934. Notwithstanding CorVel’s incorporation of the foregoing report by reference into its Annual Report on Form 10-K, the foregoing report shall be deemed furnished in the Annual Report on Form 10-K and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 as a result of such furnishing.

Respectfully submitted,

Alan R. Hoops Jean H. Macino Jeffrey J. Michael

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to the us as of March 31, 2012, with respect to beneficial ownership of Common Stock by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding Common Stock, (ii) each director and/or nominee for director, (iii) each of our named executive officers (named under the heading “Summary Compensation Table” above), and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock beneficially owned by each of them. The following table is based upon information supplied by directors, executive officers and principal stockholders, and Schedules 13D and 13G filed with the SEC. Except as otherwise noted, the persons named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the principal address of each of the stockholders below is c/o CorVel Corporation, 2010 Main Street, Suite 600, Irvine, California 92614.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned(1)
Jeffrey J. Michael	3,930,328,	(2)	35%
10901 Red Circle Drive, Suite 370 Minnetonka, MN 55343
Corstar Holdings, Inc.	3,850,001		34%
10901 Red Circle Drive, Suite 370 Minnetonka, MN 55343
V. Gordon Clemons, Sr.	1,100,768	(3)	9.7%
2010 Main Street, Suite 600 Irvine, CA 92614
Wellington Management Company, L.P.	787,853	(4)	7%
75 State Street Boston, MA 02109
FMR LLC	776,826	(5)	6.9%
82 Devonshire Street Boston, MA 02109
HealthCor Management, L.P.	737,500	(6)	6.5%
152 West 57th Street, 47th Floor New York, NY 10019
Steven J. Hamerslag	86,210	(7)	*
R. Judd Jessup	68,467	(8)	*
Daniel J. Starck	42,321	(9)	*
Alan R. Hoops	27,748	(10)	*
Scott R. McCloud	20,045	(11)	*
V. Gordon Clemons, Jr.	19,624	(12)
Donald C. McFarlane	18,165	(13)	*
Diane J. Blaha	16,735	(14)	*
Jean H. Macino	6,750	(15)	*
All current executive officers and directors as a group (10 individuals)	5,376,161	(16)	46.63%

*	Less than 1%

(1)

Applicable percentage ownership is based on 11,308,773 shares of Common Stock outstanding as of March 31, 2012. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the securities held. Any securities not outstanding but which are subject to options exercisable within 60 days of

March 31, 2012 are deemed outstanding and beneficially owned for the purpose of computing the percentage of outstanding Common Stock beneficially owned by any person holding such options but are not deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by any other person.

(2)	Includes 3,850,001 shares owned by Corstar, 80,327 shares owned directly by Mr. Michael, a director of ours and of Corstar, and 39,000 shares subject to options held by Mr. Michael that are exercisable within 60 days of March 31, 2012. Mr. Michael is the President, Chief Executive Officer and a director of Corstar. In addition, Mr. Michael is the trustee of the Michael Family Grantor Trust (formerly Michael Acquisition Corporation Trust), which is the sole shareholder of Corstar. Based on the foregoing, Mr. Michael may be deemed to have beneficial ownership of the shares of our Common Stock held by Corstar. Mr. Michael disclaims such beneficial ownership except to the extent of any indirect pecuniary interest therein.

(3)	Includes 1,091,185 shares owned by Mr. Clemons directly and 9,583 shares subject to options that are exercisable within 60 days of March 31, 2012.

(4)	According to the Schedule 13G of Wellington Management Company dated February 14, 2012, Wellington, in its capacity as investment advisor, has shared power to vote and dispose the shares.

(5)	According to the Schedule 13G of Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, dated February 13, 2012, FMR LLC, in its capacity as an investment advisor, and Edward C. Johnson, through their control of Fidelity each have sole power to dispose the shares and shared voted power with respect to the shares.

(6)	According to the Schedule 13G of HealthCor Management, L.P., dated February 9, 2012, collectively, HealthCor Associates, LLC, HealthCor, L.P., HealthCor Long Master GP, LLC, HealthCor Offshore Master Fund L.P., and HealthCor Hybrid Offshore Master Fund, L.P., are the beneficial owners of a total of 737,500 shares of the Common Stock of CorVel. By virtue of its position as the investment manager of these funds, HealthCor has shared voting and dispositive power over the shares. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. HealthCor Group LLC is the general partner of HealthCor Capital, L.P., which is in turn is the general partner of HealthCor, L.P. As the managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both shared voting and investment power with respect to the shares.

(7)	Consists of 70,274 shares owned directly by Mr. Hamerslag and 15,936 shares subject to options that are exercisable within 60 days of March 31, 2012.

(8)	Includes 29,467 shares owned directly by Mr. Jessup and 39,000 shares subject to options that are exercisable within 60 days of March 31, 2012.

(9)	Includes 25,768 shares owned directly by Mr. Starck and 16,553 shares subject to options held by Mr. Starck that are exercisable within 60 days of March 31, 2012.

(10)	Consists of 27,748 shares subject to options held by Mr. Hoops that are exercisable within 60 days of March 31, 2012.

(11)	Includes 6,833 shares owned directly by Mr. McCloud, 711 shares owned by Mr. McCloud’s spouse and 13,212 shares subject to options exercisable within 60 days of March 31, 2012.

(12)	Includes 715 shares owned directly by Mr. Clemons, Jr. and 18,909 shares subject to options that are exercisable within 60 days of March 31, 2012.

(13)	Includes 870 shares owned directly by Mr. McFarlane and 17,295 shares subject to options that are exercisable within 60 days of March 31, 2012.

(14)	Consists of 1,278 shares owned directly by Ms. Blaha and 15,457 shares subject to options that are exercisable within 60 days of March, 31, 2012.

(15)	Consists of 6,750 shares subject to options held by Ms. Macino that are exercisable within 60 days of March 31, 2012.

(16)	Includes the information set forth in notes 2, 3, 7, 8, 9, 10, 11, 12, 13, 14, and 15 above.

Equity Compensation Plan Information

The following table provides information as of March 31, 2012, with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans. We have not assumed any equity compensation plans in connection with any mergers or acquisitions.

Plan Category	A Number of Securities to be Issued Upon Exercise of Outstanding Options		B Weighted Average Exercise Price of Outstanding Options	C Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	751,023	(2)	$34.19	838,797	(3)
Equity Compensation Plans Not Approved by Stockholders	0		$0	0
Total	751,023		$34.19	838,797

(1)	Consists solely of the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan) and the Restated 1991 Employee Stock Purchase Plan.

(2)	Excludes purchase rights accruing under our 1991 Employee Stock Purchase Plan which has a stockholder approved reserve of 1,425,000 shares. Under the Purchase Plan, each eligible employee may purchase up to 1,000 shares of our Common Stock at semi-annual intervals on the last business day of March and September each year at a purchase price per share equal to 95% of the fair market value of a share of our Common Stock on the last day of the relevant purchase period. For the purchase period ending September 30, 2012, the administrator has set the maximum permitted payroll deduction at 5% of salary and established a purchase price equal to 95% of the fair market value on September 30, 2012.

(3)	Includes shares available for future issuance under the 1991 Employee Stock Purchase Plan. As of March 31, 2012, an aggregate of 222,771 shares of our Common Stock were available for issuance under the 1991 Employee Stock Purchase Plan. During the last purchase period ended March 31, 2012, 4,309 shares were purchased and we expect approximately a similar number of shares will be subject to purchase in the current purchase period.

Share issuances under the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan) will not reduce or otherwise affect the number of shares of our Common Stock available for issuance under the 1991 Employee Stock Purchase Plan, and share issuances under the 1991 Employee Stock Purchase Plan will not reduce or otherwise affect the number of shares of our Common Stock available for issuance under the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of fiscal year 2012, other than as described above and as described under the heading “Compensation Discussion and Analysis,” there has not been, nor has there been proposed, any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. Each related person transaction is reviewed and approved or ratified by our Audit Committee.

Policies and Procedures for Related Person Transactions

Under Item 404 of SEC Regulation S-K, a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, since the beginning of our last fiscal year, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Pursuant to its written charter, our Audit Committee is responsible for reviewing and approving all related person transactions and potential conflict of interest situations involving any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons.

Our Audit Committee also has adopted written policies and procedures for related person transactions that require the Audit Committee to review any proposed transaction with related persons to determine if it rises to the level of a related person transaction covered by Item 404 of Regulation S-K and, if it does, then such related person transaction must be approved or ratified by the disinterested members of the Audit Committee. Our management must disclose to the Audit Committee all material information regarding actual and proposed related person transactions known to them that involve our directors, nominees for director, executive officers, persons known to be five percent or greater beneficial owners of our stock, and any member of the immediate family of any of the foregoing persons. A related person will not be deemed to have a material interest in a transaction if the interest arises only: (a) from the person’s position as a director of another corporation or organization that is a party to the transaction; or (b) from the direct or indirect ownership by such person and all other related persons, in the aggregate, of less than a ten percent equity interest in another person or entity (other than a partnership) which is a party to the transaction; or (c) from a combination of both (a) and (b); or (d) from the person’s position as a limited partner in a partnership in which the person and all other related persons, have an interest of less than ten percent, and the person is not a general partner of and does not hold another position in the partnership.

Our Audit Committee has determined that the following categories of transactions shall be deemed preapproved by the Audit Committee, notwithstanding the fact that they are related person transactions:

•	compensation to executive officers determined by our Compensation Committee;

•	compensation to directors determined by our Compensation Committee or our Board; and

•	transactions in which all security holders receive proportional benefits.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, we believe that, during fiscal year 2012, all transactions required to be reported by our officers, directors and greater than 10% beneficial owners were reported in a timely manner.

2012 ANNUAL REPORT ON FORM 10-K AND STOCKHOLDER PROPOSALS

FOR THE 2013 ANNUAL MEETING

We filed with the Securities and Exchange Commission an Annual Report on Form 10-K on June 8, 2012. A copy of the Annual Report on our Form 10-K for the fiscal year ended March 31, 2012 has been mailed concurrently with this Proxy Statement to stockholders entitled to notice of and to vote at the Annual Meeting, and is also posted at https://materials.proxyvote.com/221006. No separate annual report to the stockholders was prepared. The Annual Report sent to stockholders is not incorporated into this Proxy Statement and is not considered “soliciting material.” Our Annual Report on Form 10-K, as well as certain other reports, proxy statements and other information regarding us, are available on the Securities and Exchange Commission’s Web site at http://www.sec.gov. In addition, we will provide without charge a copy of our Annual Report on Form 10-K to any stockholder upon written request addressed to our corporate Secretary, CorVel Corporation, 2010 Main Street, Suite 600, Irvine, California 92614, and will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits.

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in the proxy statement for our 2013 annual meeting. These stockholder proposals, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), must be received by us not later than February 28, 2013, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement.

Stockholders are also advised to review our Bylaws which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals (other than non-binding proposals presented under Rule 14a-8) and director nominations. Under our current Bylaws, the deadline for submitting such stockholder proposals or a nomination for director is May 6, 2013, which is 90 days prior to the anniversary date of the 2012 Annual Meeting. If a stockholder gives notice of such proposal after this deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. All stockholder proposals must be in the form required by our Bylaws. If a stockholder gives notice of a proposal after May 14, 2013, which is the 45th calendar day prior to the anniversary of the mailing date for this year’s proxy materials, our proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at our 2013 annual meeting.

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor of the 2012 Annual Meeting. The enclosed Proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the 2012 Annual Meeting.

Stockholder proposals must be in writing addressed to our corporate Secretary, CorVel Corporation, 2010 Main Street, Suite 600, Irvine, California 92614. It is recommended that stockholders submitting proposals utilize certified mail, return receipt requested in order to provide proof of timely receipt. All stockholder proposals must be in compliance with applicable laws and regulations and our Bylaws.

COSTS OF SOLICITATION

Proxies will be solicited by mail and by telephone, facsimile, electronic or any other means, by our regular employees without additional remuneration. We will request banks, brokerage houses and other institutions to forward the soliciting material to persons for whom they hold shares. We will reimburse banks, brokerage houses and other institutions for their reasonable expenses in forwarding our proxy materials to beneficial owners of our Common Stock. All costs associated with the solicitation of proxies, including the preparation, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders, will be borne by us. We may retain a proxy solicitor to assist in the distribution of proxies and proxy solicitation materials, and in the solicitation of proxies. If so, we will pay the proxy solicitor reasonable and customary fees. Generally, the fee for such services is approximately $15,000 plus expenses. Except as described above, we do not presently intend to solicit proxies other than by mail.

By Order of the Board of Directors

Richard J. Schweppe Secretary

June 28, 2012

Irvine, California

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — Our Board of Directors recommends that stockholders vote FOR Proposals 1 and 2 listed below.

1.	To elect the six directors named in the attached proxy statement, each to serve until the 2013 annual meeting of stockholders or until his or her successor has been duly elected and qualified:												+
			For	Withhold				For	Withhold		For	Withhold
	01	- V. Gordon Clemons	☐	☐	02 - Steven J. Hamerslag			☐	☐	03 - Alan R. Hoops	☐	☐

	04 - R. Judd Jessup		☐	☐	05 - Jean H. Macino			☐	☐	06 - Jeffrey J. Michael	☐	☐

					For	Against	Abstain
	2.	To ratify the appointment of Haskell & White LLP as our independent auditors for the fiscal year ending March 31, 2013.			☐	☐	☐	3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — CORVEL CORPORATION

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of CorVel Corporation, a Delaware corporation, will be held at our principal executive offices, at 2010 Main Street, Suite 600, Irvine, California 92614, on Thursday, August 2, 2012, at 1:00 p.m. Pacific Daylight Time for the purposes listed on the reverse side hereof, as more fully described in the Proxy Statement accompanying this Notice.